Exhibit 10.14
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) between WHITE MOUNTAINS CAPITAL LLC (the “Company”), and FRANK R. BAZOS (the “Executive”) is made and entered into as of December 16, 2020.
WHEREAS, effective as of March 1, 2021 (the “Effective Date”), Executive will resign as Executive Vice President and Head of Mergers & Acquisitions and, except as contemplated in this Agreement, from all other positions within the Company and its affiliates;
WHEREAS, the Company desires for Executive to: (i) remain employed by the Company following the Effective Date in a modified capacity as a Senior Advisor; and (ii) for Executive to give a general release to the Company in respect of Executive’s employment with the Company up to and including the Effective Date; and
WHEREAS, Executive desires to remain employed as a Senior Advisor to the Company and to give a general release to the Company in exchange for the considerations described in this Agreement, including, without limitation, a salary, participation in Company benefit plans, and vesting or settlement of outstanding awards under the White Mountains Long-Term Incentive Plan (the “LTIP”).
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, intending to be legally bound, Executive and the Company hereby agree as follows:
1.Duties; Responsibilities.
(a)As of the Effective Date, Executive shall resign as Executive Vice President and Head of Mergers & Acquisitions of the Company, and except as described below in Section 1(b), from all other employment positions with the Company and its affiliates. With the exception of board services described below in Section 1(b), Executive shall also resign as a member of the board of directors of any affiliate of the Company effective as of the Effective Date. Executive’s resignations described in this Section 1(a) shall be automatic and without any further action on Executive’s part or on the part of the Company and its affiliates. Executive hereby agrees to execute and deliver any additional notices or other documents reasonably necessary to implement such resignations.
(b)The Company hereby employs Executive, as a Senior Advisor, to perform, and Executive hereby agrees to be employed and to perform, advisory services for the Company and its affiliates (the “Services”). The Services may include, but not be limited to: (i) advising the senior executives of the Company and its affiliates on existing business initiatives, (ii) continuation of service as a member of the board of directors of Ark Insurance Holdings, (iii) service on additional portfolio company boards, (iv) participation in external calls and/or meetings for the purpose of business development, and (v) any other such duties and responsibilities that support the Company and its affiliates that may be reasonably requested by the Company from time to time.

2.Timing/Location. The Executive shall make himself generally available to perform the Services hereunder as requested by the Company. Notwithstanding the above, it is anticipated that the Executive will provide Services not less than an average of one (1) day per week. The Executive agrees to be available to meet with Company management upon request and at such locations as Executive and the Company may agree from time to time. Notwithstanding the above, it is anticipated that Executive will work primarily from home.
3.Employment Period. Executive’s employment pursuant to this Agreement shall begin on the Effective Date and shall continue, unless earlier terminated by either the Company or Executive, until March 1, 2023 (the “End Date” and, Executive’s period of employment hereunder, the “Employment Period”). Executive’s termination of employment on the End Date shall be automatic and without any further action on the part of Executive or on the part of the Company and its subsidiaries. Executive expressly acknowledges and agrees that Executive shall not be entitled to any severance pay or separation benefits in connection with the expiration of the Employment Period.

4.Compensation.
(a)During the Employment Period, the Company shall pay Executive a salary in accordance with its regular payroll practices at an annual rate of $250,000 (the “Salary”). During the Employment Period, Executive shall not accrue vacation, sick time or other paid time off.
(b)In addition to the Salary, the Company shall reimburse Executive for all reasonable and necessary expenses (including, without limitation, travel and meal expenses) incurred or paid by Executive during the Employment Period, in connection with, or related to, the performance of the Services reasonably promptly after receipt of an itemization and documentation of such expenses.
(c)The Company shall pay Executive the Salary through the date of any termination of this Agreement. Following any termination, Executive will have thirty (30) days to submit any final expenses for reimbursement.

(d)During the Employment Period, Executive shall continue to participate in the Company’s employee benefit plans, subject to the terms and conditions thereunder; provided that no such continued participation shall result in a duplication of benefits received by Executive under any severance plan or arrangement of the Company as result of Executive’s modification of the terms of her employment pursuant to this Agreement.

(e)No equity incentives will be granted to Executive by the Company for the 2021-2023 performance cycle or during the Employment Period. In addition, Executive shall not be eligible for any annual bonus for calendar year 2021 or otherwise during the Employment Period.
5. 2020 Annual Bonus; Offer Letter Payments.
(i)Executive’s 2020 Annual Bonus (the “FY 2020 Bonus”). The Company shall, before March 15, 2021, pay to Employee his earned bonus under the Company’s annual bonus program for the Company’s 2020 fiscal year (the “2020 Bonus”). The amount of the 2020 Bonus shall be equal to $375,000 multiplied by the pool percentage determined by the compensation committee of the board of directors of White Mountains Insurance Group, Ltd. (“WMIG”) to be applicable to the executive officers of WMIG and its subsidiaries generally.
(ii)Additional Cash Payments. Within 14 days following the Release Date, the Company will pay Executive $1,375,000, which consists of (x) a payment of $500,000, representing the 3rd and final installment of Executive’s signing bonus, plus (y) a payment of $875,000, representing the agreed termination payment in the event of Executive’s departure prior to March 15, 2021, as set forth in Executive’s offer of employment.
6.Outstanding LTIP Awards. Executive currently holds the awards under the LTIP set forth in Exhibit A (the “LTIP Awards”), consisting of (i) the performance share awards for the 2019-2021 performance cycle and the 2020-2022 performance cycle (collectively, the “PSAs”) and (ii) restricted share awards granted in 2019 and 2020 (collectively, the “RSAs”). The LTIP Awards shall not terminate as a result of entering into this Agreement or modification of Executive’s responsibilities and, instead, the Executive’s employment under this Agreement shall be treated as continued employment with the Company under the LTIP. Subject to the satisfaction of the Release Requirement, the LTIP Awards will be settled as follows:
(a)2019 and 2020 Restricted Shares. The RSAs (consisting of 1,900 restricted shares normally vesting on January 1, 2022 and 1,700 restricted shares normally vesting on January 1, 2023) will immediately vest on the Release Date.
(b)2019 and 2020 Performance Shares. The PSAs (consisting of 1,900 performance shares granted with respect to the 2019-2021 performance cycle and 1,700 performance shares granted with respect to the 2020-2022 performance cycle) will continue to vest under this Agreement, and Executive shall receive payment thereon in the same manner, at the same time, and at the same levels of achieved performance as applicable to equivalent awards held by other Company executives.
7.Release of Claims. As a condition of receiving the payments and benefits provided under Sections 5(b) and 6, Executive will be required to execute, deliver and not revoke, within sixty (60) calendar days following the Effective Date, the mutual release attached hereto as Exhibit B (the “Release”), such Release to be delivered by Executive and become irrevocable no later than sixty (60) calendar days following the Effective Date (the “Release Requirement” and, the date such Release becomes effective and irrevocable in accordance with its terms, the “Release Date”). If the Release has not been executed, delivered and become irrevocable by Executive prior to the 60th day following the Effective Date (other than as a result of Executive’s death or incapacity), all benefits provided under Sections 5(b) and 6 shall be forfeited.
8.Information; Access; Technology. During the Employment Period, Executive shall have access to Company information and personnel as is reasonably necessary or desirable to perform the Services. The Company agrees to provide a laptop computer and printer/scanner to be used in Executive’s home office and a mobile phone. Upon the termination of the Employment Period, Executive will return to the Company all property and proprietary information of the Company in Executive’s possession or under Executive’s control (other than any such property or information which Executive has reason to retain in connection with other services Executive may be providing to the Company at such time). Except as required to perform the Services hereunder, Executive agrees to not use or divulge to any third-party any such Company property or proprietary information (including confidential or proprietary information or intellectual property of any third-party with which Executive has been entrusted or which Executive has otherwise acquired by virtue of Executive’s employment with the Company).
9.Electronic Devices. Notwithstanding Section 8, Executive shall be permitted to retain Executive’s Company-issued cellular phone and the telephone number associated therewith; provided that the Executive meets with a designated member of the Company’s information technology department in advance of the termination of the Employment Period to delete all proprietary Company software and records therefrom. At the end of the Employment Period, the Company shall provide reasonable assistance to Executive to transfer the telephone number associated with Executive’s Company-issued cellular phone to a carrier or personal account of Executive’s choosing.

10.Agreement to Not Compete.

(a)Executive acknowledges that in the course of Executive’s employment with the Company and its affiliates (hereinafter collectively referred to as the “Company Group”), Executive has and will become familiar with trade secrets and other confidential and proprietary information of the Company Group and that Executive’s services are and shall be of special, unique and extraordinary value to the Company.

(b)Executive agrees that, during the Employment Period, Executive will refrain from, directly or indirectly, owning any interest in, managing, controlling, financing, participating in, consulting with, or rendering services for, any activity or business transaction for Executive or any other person or entity, or affiliate, whether or not for remuneration, direct or indirect, contingent or otherwise, which (i) may result in a conflict of interest or otherwise adversely affect the proper discharge of Executive’s duties with, and responsibilities to, the Company hereunder, or (ii) in any way competes with, or interferes with, any operation of the Company Group; provided that this provision shall not prohibit Executive from (x) being a passive owner of not more than one percent of the outstanding stock of any company which is publicly traded, so long as Executive has no active participation in the business of such company or (y) engaging in activities with the prior written consent of the Company.

(c)Executive further agrees that, during the Employment Period and for a period of one year thereafter (together, the “Restriction Period”), Executive shall refrain from, directly or indirectly: (i) inducing or attempting to induce any employee of the Company Group to leave the employ of the Company Group; (ii) hiring any person who was an employee of the Company Group at any time during the twelve-month period preceding such hiring; and (iii) inducing or attempting to induce any existing or prospective customer, supplier, licensee, lender, licensor or other business relation of the Company Group to cease doing business with the Company Group, or to reduce the level of business conducted with the Company Group.
(d)Executive further agrees that, during the Restriction Period, Executive shall not make, either directly or indirectly, any oral or written negative, disparaging or adverse statements or representations of or concerning the Company Group, any of their clients, customers or businesses, or any of their current or former officers, directors, employees or shareholders; provided, however, that nothing in this Agreement shall prohibit (i) critical communications between Executive and the Company in connection with Executive’s employment, (ii) Executive from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or (iii) Executive from acting in good faith to enforce Executive’s rights under this Agreement.

(e)The parties each acknowledge that the business of the Company Group is global in scope and intend for the covenants contained in this Section 8 to apply in each country in the world in which the Company Group conducts business on the date hereof or in which the Company Group has a reasonable expectation of conducting business in the future. If, at the time of enforcement of this Section 10, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

(f)Executive agrees that any violation of this Section 10 shall constitute a material breach of this Agreement and that the Company’s discontinuance of any payments to Executive hereunder as a result of such breach shall in no way preclude the Company from seeking relief to enforce the provisions of this Section 10.

11.Acknowledgements; Equitable Relief. Executive acknowledges and agrees that Executive’s covenants contained in this Agreement are expressly intended to protect and preserve the legitimate business interests and goodwill of the Company Group. Executive further acknowledges and agrees that Executive’s breach of any such covenant will cause the Company Group irreparable injury and damage that cannot be adequately compensated by money damages. Executive therefore expressly agrees that the Company Group shall be entitled to injunctive or other equitable relief in order to prevent a breach of this Agreement by Executive in addition to such other remedies as are legally available to the Company Group.
12.Indemnification. The Company shall indemnify Executive and hold Executive harmless from any claims, demands, liabilities, actions, suits or proceedings (“Claims”) asserted or claimed by third-parties arising out of the performance of Executive’s duties hereunder, or as an officer or director of the Company or any of its affiliates before and during the Employment Period to the fullest extent provided in the Company’s governance documents, and permitted under applicable law, except to the extent such Claims arise from Executive’s willful misconduct or fraud. Without diminution of the Executive’s rights under this Section 12, the Company shall indemnify the Executive during and after the Employment Term at least to the same extent that the Company indemnifies its then active senior executive officers.
13.Section 409A of the Internal Revenue Code.
(a)It is the intent of the parties that the arrangements set forth herein not violate the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“Section 409A”), and that all provisions of this

Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If the Executive believes that a separation from service has occurred prior to the end of the Employment Period, the Company will take reasonable instruction from the Executive in regard to the delay of payments required to be made subsequently hereunder in order that the requirements of Section 409A, or an exemption thereto, be satisfied in respect of such payments. In no event shall the Company (a) be required to accelerate any payments hereunder, or (b) have any liability to the Executive as a result of the arrangements set forth herein failing to satisfy the requirements of Section 409A.
(b)Except as specifically permitted by Section 409A or as otherwise specifically set forth in this Agreement, the benefits and reimbursements provided to the Executive under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any of its subsidiaries (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) during any calendar year shall not affect the benefits and reimbursements to be provided to the Executive under the relevant section of this Agreement or any Company Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Further, in the case of reimbursement payments, reimbursement payments shall be made to the Executive as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.
14.Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and thereof. If there is any conflict between the provisions of this Agreement and the provisions of the plans, policies, and programs referred to in this Agreement, the provisions of this Agreement will control.
15.Survival. The provisions of Sections 4(c), 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18 and 19 will survive the expiration or termination of this Agreement.
16.Termination. This Agreement, the Employment Period and Executive's employment hereunder may be terminated by either the Company or Executive at any time and for any reason; provided that either party shall be required to give the other party at least 10 days prior written notice of any termination; provided further, that in the case of a termination by the Company for Cause (as defined in the LTIP), prior notice shall not be required. On termination, Executive shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates except as follows:
(i)Executive shall be entitled to receive any unpaid salary through the date of termination of this Agreement;
(b)The PSAs shall continue to remain outstanding and shall vest on the dates set forth in Exhibit A, subject to the performance conditions set forth in the PSAs; provided that if Executive is terminated for Cause (as defined in the LTIP), the PSAs shall be canceled without payment therefor; and

(c)If any termination of this Agreement under this Section 16 is for any reason other than Cause (as defined in the LTIP) and occurs at any time prior to the payments and vesting described in Sections 5 and 6 (and without limiting the provisions of Sections 16(a) and (b) above) having been made, Executive shall be entitled to such payments and vesting described in Sections 5 and 6 in accordance with and subject to their terms.
17.Modifications. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.
18.Governing Law; Jurisdiction. This Agreement will be construed and enforced in accordance with the laws of the State of New York applicable to contracts made in and to be performed in New York. THE PARTIES HERETO AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY (AND EXCLUSIVELY) LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED. NOTHING IN THIS SECTION 16, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY.
19.Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of the parties and their respective successors and assigns, including any entity with which, or into which, the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of Executive are personal and shall not be assigned by Executive.
20.Notice. Any notice or other communication hereunder to either party shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by registered mail, return receipt requested, postage prepaid, addressed to the party as its respective address as it appears below:
Notices to Executive:
To the most recent address on file with the Company
Notices to the Company:
White Mountains Capital LLC
23 South Main Street, Suite 3B
Hanover, New Hampshire 03755
Attention: Office of General Counsel

21.Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but each of which together will constitute one and the same agreement.

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WHITE MOUNTAINS CAPITAL LLC

By: /s/ Jason R. Lichtenstein

Name: Jason R. Lichtenstein

Title: Managing Director, Deputy General Counsel & Secretary

FRANK R. BAZOS

/s/ Frank R. Bazos

EXHIBIT A

In reference to Section 5 of the Employment Agreement, to which this Exhibit is annexed and deemed a part thereof, the Performance Share Awards and Restricted Share Awards are as follows:

A.Performance Share Awards

2019-2021    5/1/19    12/31/21    1,900

2020-2022    2/27/20    12/31/22    1,700

B.Restricted Share Awards
Grant Date    Normal Vesting Date    Number of Shares

5/1/19    1/1/22    1,900

2/27/20    1/1/23    1,700

EXHIBIT B

Mutual Release of Claims

WHEREAS, Frank R. Bazos ("Executive"), resigned from his position as Executive Vice President and Head of Mergers & Acquisitions of White Mountains Capital LLC ("White Mountains") as of March 1, 2021; and

WHEREAS, Executive and White Mountains entered into that certain Employment Agreement dated as of December 16, 2020 (the "Employment Agreement").
NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, Executive and White Mountains agree as follows:
This mutual release of claims (this "Release") is effective as of the date hereof and shall continue in effect as provided herein.
a.(a) In consideration of the mutual covenants and agreements contained in the Employment Agreement, Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges White Mountains and its respective predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (collectively, the "Company") from any and all arbitrations, claims, including claims for attorney's fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Executive now has arising out of or relating to Executive's employment by, or service with, the Company and resignation from such employment or service ("claims") including but not limited to:
i.any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act or any other applicable federal, state or local law provisions, whether domestic or foreign; and

ii.any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.
(b)Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Executive ever had or now may have against the Company to the extent provided in this Release. Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Employment agreement.
(c)Executive further agrees and acknowledges that:
(i)The release provided for herein releases claims up to and including the date of this Release;

(ii)Executive has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be bound;
(iii)Executive has been given a period of 45 calendar days to review and consider the terms of this Release prior to its execution and that he may use as much of the 45-day period as he desires; and
(iv)Executive may, within seven calendar days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the Company. For such revocation to be effective, such written notice must be actually received by the Company no later than the close of business on the seventh day after Executive executes this Release. If Executive exercises his right to revoke this Release, all of the terms and conditions of this Release shall be of no force and effect (including, for the avoidance of doubt, the release of claims by the Company described in Section 2 of this Release).
(d)Executive agrees that he shall never file a lawsuit or other complaint asserting any claim that he releases in this Release or the validity or enforceability of this Release.
(e)Executive does not by this Release relinquish (i) any right to any vested, deferred benefit in any benefit plan, (ii) any right to indemnification or insurance under any applicable directors and officers liability insurance policy, applicable state and federal law, the Company's Operating Agreement or other governing documents, or any agreement between Executive and the Company, (iii) any right that is not waivable under applicable law, (iv) any right with respect to any event, act or omission taking place after the date hereof, (v) any right under or with respect to the Company's breach of any terms or conditions of the Employment Agreement or (vi) any right Executive may have to obtain contribution as permitted by applicable law in the event of any judgment against Executive as a result of any act or failure to act for which the Company or its affiliates and Executive are jointly liable.
b.(a) In consideration of the mutual covenants and agreements contained in the Employment Agreement, the Company hereby releases, dismisses, remises and forever discharges Executive and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind) from any and all claims of any kind and every description, whether known or unknown, arising out of or relating to Executive's employment by or service with the Company and resignation from such employment or service.

(b)The Company understands and acknowledges that Executive does not admit any violation of law, liability or invasion of any of its rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Company ever had or now may have against Executive to the extent provided in this Release. The Company further agrees and acknowledges that no representations, promises or inducements have been made by Executive other than as appear in the Employment Agreement.
(c)The Company further agrees and acknowledges that:
(i)The release provided for herein releases claims up to and including the date of this Release.
(ii)The Company agrees that it shall never file a lawsuit or other complaint asserting any claim that it releases in this Release or the validity or enforceability of this Release.
(d)The Company does not by this Release relinquish (i) any claims the Company may have against Executive for illegal conduct, (ii) any right that is not waivable under applicable law, (iii) any right with respect to any event, act or omission taking place after the date hereof, (iv) any rights with respect to Executive's breach of any terms or conditions of the Employment Agreement or (v) any right the Company may have to obtain contribution as permitted by applicable law in the event of any judgment against the Company or its affiliates as a result of any act or failure to act for which Executive and the Company or its affiliates are jointly liable and with respect to which the Company is not otherwise obligated to indemnify Executive.
c.The Company and Executive agree that the terms of this Release are and shall be deemed to be strictly confidential, and each agrees not to disclose such terms to any person or entity other than their legal, financial and tax advisors (or, in the case of Executive, his immediate family) or as required by applicable law or applicable regulatory rules, without the prior written consent of the other party. Notwithstanding the foregoing, this Release is not intended to, and shall be interpreted in a manner that does not, limit or restrict Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934). The Company and Executive each agree that they shall remain obligated to the other party under the Employment Agreement from and after the date of this Release to the extent provided thereunder. The provisions of this Release are severable and if any part of it is found to be unenforceable, the other paragraphs shall remain full, valid and enforceable.
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IN WITNESS WHEREOF, the Executive and the Company have executed and delivered this Release on the dates set forth below.
EMPLOYEE                        WHITE MOUNTAINS CAPITAL LLC

___________________________            By: ___________________________
Frank R. Bazos

Date: ______________________            Title: ___________________________

                            Date: ___________________________